Exhibit 99.1



99 CENTS ONLY STORES(R) REPORTS THIRD QUARTER 2003 RETAIL SALES OF $200.5 MILLION, UP 25.0% FROM THIRD QUARTER 2002. SAME-STORE-SALES FOR THIRD QUARTER 2003 INCREASED 4.95%.

     CITY OF COMMERCE, CA - October 7, 2003 - 99 Cents Only Stores(R) (NYSE:NDN) reports total sales of $211.5 million for the third quarter ended September 30, 2003. This represents an increase of 22.8% over sales of $172.3 million from third quarter 2002.
     Third quarter 2003 retail sales for 99 Cents Only Stores were $200.5 million, up 25.0% from sales of $160.4 million in 2002. New stores opened in 2003 accounted for the majority of the sales increase. Sales were helped by growth in the grocery category, which exceeded overall growth in other categories.
     Total sales for the nine months ended September 30, 2003 were $615.0 million, up 22.2% over last year. Total retail sales for the first nine months of 2003 were $580.3 million, up 24.7% over 2002.
     The Company added 10 stores in the third quarter including six in Houston, Texas. Year to date, the Company added 23 stores with an additional 15 stores planned for the fourth quarter, including at least five in Houston.
     Same-store-sales increased 4.95% during the third quarter of 2003. An increase in the number of transactions accounted for most of the same-store-sales increase. Same-store-sales were up 6.4% for the first nine months of 2003.
     Bargain Wholesale sales for the third quarter of 2003 were $11.0 million versus $11.8 in the third quarter of 2002. Bargain Wholesale sales represent 5.2% of third quarter 2003 total sales.
     "We are pleased to announce continued strong retail sales and same-store-sales in the third quarter of 2003," said President Eric Schiffer. "We believe that our technology initiatives, which enabled us to improve our retail in-stock position, along with our recent merchandising efforts helped to increase sales.
     Significantly, in all of our newer markets we are steadily gaining additional customer support and loyalty through our high quality, excellent values and broad selection of consumable merchandise. In August, our first Northern California Bay Area store achieved over $1 million in sales in its first month and had one of our best openings ever."

                       Third Quarter 2003 Earnings Outlook
                       -----------------------------------

     The Company does not expect to make the consensus third quarter earnings estimate of $0.20.
     "Higher than planned costs to build and support the Texas operating infrastructure combined with back-weighted store openings and a lower than planned gross margin account for most of the earnings shortfall," said President Eric Schiffer. "The lower than planned gross margin was chiefly due to strong growth in the grocery category.
     In order to achieve operating returns in Texas similar to the California stores, given the higher than planned Texas start-up expenses including absorption of the distribution costs, the Company estimates it needs about 25 Texas stores. This is planned to occur in the second quarter of 2004."


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                           99 Cents Only Stores, Texas
                           ---------------------------

     The  first  two  Texas  stores  were  opened  in  Houston on June 19, 2003.
Currently,  the  Company  has  10  stores  in  Houston.
     The Company is encouraged that the average sales ticket thus far is higher in Texas than in its non-Texas stores. The Company believes this indicates its new Texas customers are excited about 99 Cents Only Stores' consumable product mix and compelling values.
     Overall, the initial preliminary sales results from the Texas stores indicate these stores are running slightly behind the sales of the average new non-Texas 99 Cents Only Stores. Importantly, the Company believes there are significant opportunities for the Texas stores' sales growth.
     During the start-up phase of its Texas operations, the Company has continued to make improvements in its distribution, merchandising and product offerings to meet the needs of the local market. The Company installed a comprehensive supply chain distribution software system in its Houston DC and the system is currently operating effectively.
     "Since the Company's stores are still relatively unknown in Houston, the main sales challenge is to get more consumers into the store for the first time," said President Eric Schiffer. "Given the absence of an ongoing advertising campaign in Houston and the competitiveness of that market, the new Houston stores have achieved good results and are improving daily.
     In retrospect, due to the high number of chains and independent stores in Houston with names similar to 99 Cents Only Stores, we believe we should have initiated ongoing advertising earlier on to get more consumers into the store for the first time.
     Importantly, we are excited that the initial sales results show that our Houston customers have a higher average ticket than our non-Texas customers."
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 174 retail stores, in California, Arizona, Nevada and Texas and a wholesale division called Bargain Wholesale. The next store will open in Northern California this Thursday October 9th in Tracy. 99 Cents Only Stores(R) features compelling values on name-brand consumables in attractively merchandised stores.
     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note  to  Editors:   99  Cents  Only  Stores(R)  news  releases  and information available  on  the  World  Wide  Web  at  htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933
                                     --99--


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